Report of Independent Auditors


The Shareholders and Board of Directors
Latshaw Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of Latshaw Enterprises, Inc. and subsidiaries (the Company) as of
October 28, 1995 and October 29, 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended October 28, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Latshaw Enterprises, Inc. and subsidiaries at October 28, 1995 and October 29, 1994, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended October 28, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Notes 5 and 6 to the consolidated financial statements, in 1993 the Company changed its method of accounting for postretirement benefits other than pensions and income taxes.


                                        /s/Ernst & Young LLP
                                        Ernst & Young LLP

Kansas City, Missouri
December 12, 1995

                 Latshaw Enterprises, Inc. and Subsidiaries

                        Consolidated Balance Sheets

                                             October 28,      October 29,
                                               1995              1994
                                                   (In Thousands)
Assets
Current assets:
 Cash and cash equivalents                   $   319          $   184
 Marketable equity securities
  (Notes 4 and 7)                                450              415
 Accounts and notes receivable,
  less allowance for doubtful
  accounts of $121,000 in 1995
  and $110,000 in 1994 (Note 4)                6,787            5,939
 Inventories (Notes 3 and 4)                   8,056            7,721
 Refundable income taxes (Note 6)                116                -
 Deferred income taxes (Note 6)                  691              663
 Prepaid expenses                                399              405
Total current assets                          16,818           15,327

Property, plant and equipment (Note 4):
 Land                                            166              166
 Buildings and improvements                    4,028            3,704
 Machinery and equipment                      12,770           11,641
 Transportation equipment                         51               48
 Furniture and fixtures                        2,167            1,938
                                              19,182           17,497
 Less accumulated depreciation
  and amortization                           (12,107)         (11,086)
                                               7,075            6,411
Noncompete agreement, less
 accumulated amortization
 of $18,000 (Note 2)                             537                -

Other assets                                     218              226
                                             $24,648          $21,964

                                              October 28,      October 29,
                                                 1995             1994
                                                     (In Thousands)


Liabilities and shareholders' equity
Current liabilities:
 Notes payable (Note 4)                     $ 3,470          $ 2,099
 Accounts payable                             2,107            2,828
 Customer deposits                              166              110
 Accrued expenses:
  Salaries, wages and commissions               587              579
  Vacation                                      435              427
  Deferred compensation                         138              160
  Insurance                                     251              176
  Property taxes                                171              151
  Other                                         338              321
 Current portion of long-term
  debt (Note 4)                                  53               49
 Current portion of noncompete
  obligation (Note 2)                           111                -
Total current liabilities                     7,827            6,900
Long-term debt, less current
 portion (Note 4)                             2,774            2,827
Noncompete obligation, less
 current portion (Note 2)                       333                -
Pensions and deferred compensation
 (Note 5)                                     1,621            1,571
Postretirement benefit obligation
 (Note 5)                                       266              288
Deferred income taxes (Note 6)                  238              172
Shareholders' equity
 (Notes 4, 7, and 8):
 Preferred stock, no par value:
  Authorized shares - 500,000,
   none issued                                    -                -
 Common stock, $2 par value:
  Authorized shares - 1,500,000
  Issued shares - 1,002,162                   2,004            2,004
 Class C common stock, $2 par value:
  Authorized shares - 1,000,000
   in 1992, none issued                           -                -
 Additional paid-in capital                   4,899            5,015
 Unrealized gains on marketable
  equity securities                              22                -
 Retained earnings                           14,965           13,636
                                             21,890           20,655
Less cost of common stock held
 in treasury, 500,187 shares
 in 1995 and 505,058 shares
 in 1994                                    (10,301)         (10,449)
                                             11,589           10,206
                                            $24,648          $21,964

See accompanying notes.

                 Latshaw Enterprises, Inc. and Subsidiaries

                      Consolidated Statements of Income

                                                       Year ended
                                    October 28,  October 29,  October 30,
                                       1995         1994         1993
                                    (In Thousands, Except Per Share Data)

Net sales                           $41,102      $38,732      $30,941
Cost of sales                        32,146       29,230       23,851
Gross profit                          8,956        9,502        7,090

Selling, general and
 administrative expenses              6,474        6,795        5,445
Interest expense                        523          361          277
Interest income                         (15)         (16)         (19)
Loss on sale of marketable
 equity securities                        -          997        2,587
Unrealized gain on marketable
equity securities                         -         (712)      (3,168)
Other - net                            (160)          13          (78)
Income before income taxes and
 cumulative effects of changes in
 accounting principles                2,134        2,064        2,046

Income tax provision (Note 6)           805          871          175
Income before cumulative effects of
 changes in accounting principles     1,329        1,193        1,871

Cumulative effects of adopting new
 methods of accounting for income
 taxes and postretirement benefits
 (Notes 5 and 6)                          -            -         (681)
Net income                          $ 1,329      $ 1,193      $ 1,190

                  Latshaw Enterprises, Inc. and Subsidiaries

                  Consolidated Statements of Income (continued)


                                                 Year ended
                                    October 28,  October 29,  October 30,
                                      1995          1994         1993
                                    (In Thousands, Except Per Share Data)
Net income per common and common
 equivalent share:
  Primary:
   Income before cumulative
    effects of changes in
    accounting principles           $   2.58     $  2.33      $  3.68
   Cumulative effects of changes
    in accounting principles               -           -        (1.34)
   Net income                       $   2.58        2.33      $  2.34

  Fully diluted:
   Income before cumulative
    effects of changes in
    accounting principles           $   1.45     $  1.29      $  1.98
  Cumulative effects of changes
    in accounting principles               -           -         (.68)
  Net income                        $   1.45     $  1.29      $  1.30

Common and common equivalent
 shares outstanding:
  Primary                                516         512          509

  Fully diluted                        1,017       1,015        1,001

See accompanying notes.

                Latshaw Enterprises, Inc. and Subsidiaries

               Consolidated Statements of Shareholders' Equity

                                Unrealized
                                Gains on
                    Additional  Marketable                     Total
           Common   Paid-In     Equity     Retained  Treasury  Shareholders'
           Stock    Capital     Securities Earnings  Stock     Equity
                                  (In Thousands)

Balance at
 October 31,
  1992             $2,004   $5,548      $    -     $11,253   $(10,699) $ 8,106
   Net income           -        -           -       1,190          -    1,190
   Purchase of
    112,901
    shares of
    common stock        -        -           -           -       (435)    (435)
   Contribution
    of 26,909
    shares of
    common stock
    (at market)
    to Employee
    Stock
    Ownership
    Trust               -     (447)          -           -       567      120
Balance at October
30, 1993            2,004    5,101           -      12,443   (10,567)   8,981
 Net income             -        -           -       1,193         -    1,193
 Purchase of 3,831
  shares of common
  stock                 -        -           -           -       (28)     (28)
 Contribution of
  7,059 shares of
  common stock
  (at market) to
  Employee Stock
  Ownership Trust       -      (86)          -           -      146       60
Balance at October
 29, 1994           2,004    5,015           -      13,636  (10,449)  10,206
 Adjustment to
  beginning balance
  for change in
  accounting method,
  net of income
  taxes of $5,000       -        -           9           -        -       9
 Change in unrealized
  gains, net of
  income taxes of
  $8,000                -        -          13           -        -      13
 Net income             -        -           -       1,329        -   1,329
 Purchase of 3,700
  shares of common
  stock                 -        -           -           -      (28)    (28)
 Contribution of
  8,571 shares of
  common stock
  (at market) to
  Employee Stock
  Ownership Trust       -     (116)          -           -      176       60
Balance at October
 28, 1995          $2,004   $4,899         $22     $14,965 $(10,301) $11,589

See accompanying notes.

                   Latshaw Enterprises, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                   Year ended
                                       October 28,  October 29,  October 30,
                                          1995         1994         1993
                                                 (In Thousands)
Operating activities
Net income                             $1,329       $1,193       $1,190
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation and amortization         1,570        1,395        1,024
  Deferred compensation                    28          (49)          11
  Gain on sale of property, plant
   and equipment                          (20)          (1)         (37)
  Loss on sale of marketable
   equity securities                        -          997        2,587
  Unrealized gain on marketable
   equity securities                        -         (712)      (3,168)
  Contribution to Employee Stock
   Ownership Trust funded through
   issuance of treasury stock              60           60           60
  Provision for losses on accounts
   receivable                              67           31           23
  Deferred income taxes                    25          145          242
  Postretirement benefits                 (22)         (39)         327
  Changes in operating assets and
   liabilities affecting cash and
   cash equivalents:
    Accounts and notes receivable        (723)      (1,015)        (942)
    Inventories                          (169)      (1,282)      (1,559)
    Refundable income taxes              (116)         138           33
    Prepaid expenses                      329          106          279
    Accounts payable                     (836)         474          404
    Customer deposits                      56           78          (30)
    Income taxes payable                    -            3            -
    Accrued expenses                       98          416          266
Net cash provided by operating
 activities                             1,676        1,938          710

                   Latshaw Enterprises, Inc. and Subsidiaries

                 Consolidated Statements of Cash Flows (continued)

                                                   Year ended
                                       October 28,  October 29,  October 30,
                                          1995         1994         1993
                                                 (In Thousands)
Investing activities
Proceeds from sale of marketable
 equity securities                     $      -     $    158     $   503
Purchases of property, plant
 and equipment                           (1,916)      (1,919)     (2,192)
Proceeds from sale of property,
 plant and equipment                         24           39          42
Acquisition of assets of
 I.H. Molding, Inc. and
 Coast Wire and Plastic Tech,
 Inc. (Note 2)                             (637)        (690)          -
Other                                        17           56         (11)
Net cash used in investing
 activities                              (2,512)      (2,356)     (1,658)

Financing activities
Proceeds from issuance of
 notes payable                            3,692        2,885       2,595
Principal payments of notes
 payable                                 (2,644)      (2,296)     (2,492)
Proceeds from issuance of
 long-term debt                               -          410       2,500
Principal payments of
 long-term debt                             (49)        (543)     (1,295)
Purchases of treasury stock                 (28)         (28)       (435)
Net cash provided by financing
 activities                                 971          428         873
Increase (decrease) in cash and
 cash equivalents                           135           10         (75)
Cash and cash equivalents at
 beginning of year                          184          174         249
Cash and cash equivalents at
 end of year                            $   319      $   184     $   174

See accompanying notes.

                 Latshaw Enterprises, Inc. and Subsidiaries

                  Notes to Consolidated Financial Statements

                                 October 28, 1995

1.  Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Latshaw Enterprises, Inc. (the Company), its wholly-owned subsidiaries, Wescon Products Company (Wescon) and Coast Wire & Plastic Tech, Inc., its 80%- owned subsidiary Helton Incorporated (formerly Helton and Helton Sales), and Wescon's wholly-owned subsidiary, I.H. Molding, Inc. All intercompany accounts, transactions and profits have been eliminated.

Marketable Equity Securities

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the provisions of the new standard for investments held as of or acquired after October 30, 1994. In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle.

Under SFAS No. 115, marketable equity securities held by the Company are classified as available-for-sale. Available-for-sale securities are carried at fair market value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities, if any, are included in the consolidated statements of income. The cost of securities sold is based on the specific identification method. The balance of shareholders' equity as of October 30, 1994 was increased by $9,000 (net of $5,000 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at the lower of aggregate cost or market value.

Inventories

Inventories are stated at the lower of cost using the last-in, first-out
(LIFO) method or market. Inventories of approximately $430,000 and $594,000 as of October 28, 1995 and October 29, 1994, respectively, at the Helton Incorporated subsidiary, and $98,000 as of October 28, 1995 at the I.H. Molding subsidiary are stated at the lower of cost, using the first-in, first-out (FIFO) method, or market.

                Latshaw Enterprises, Inc. and Subsidiaries

1.  Significant Accounting Policies (continued)

Property, Plant and Equipment

Property, plant and equipment are stated on the basis of cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and primarily accelerated methods for income tax purposes.

Income Taxes

Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," is used in accounting for income taxes, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. On November 1, 1992, the Company adopted the provisions of SFAS No. 109. (See Note 6.)
Prior to the adoption of SFAS No. 109, income tax expense was determined in accordance with Accounting Principles Board Opinion No. 11.

Net Income Per Share

The computation of primary earnings per common and common equivalent share is based on the weighted average number of outstanding common shares and additional shares assuming the exercise of dilutive stock options.
The computation of fully diluted earnings per share further assumes conversion of the variable interest rate convertible debentures.

Credit Concentrations

The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company grants extended credit terms of up to 120 days to approved customers with established credit histories. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

The Company's cash and cash equivalents are placed in high quality, major, domestic banks which limit the amount of credit exposure.

                 Latshaw Enterprises, Inc. and Subsidiaries

1.  Significant Accounting Policies (continued)

Cash Equivalents

The Company considers all short-term, highly liquid investments purchased with maturities of three months or less to be cash equivalents.

2.  Acquisitions

On September 1, 1995, the Company acquired I.H. Molding, Incorporated (I.H. Molding). I.H. Molding is primarily engaged in the manufacture, distribution and selling of injection molding products. The total purchase price of approximately $1,226,000 was financed with available cash drawn from Wescon's bank line of credit, the assumption of certain liabilities of the selling shareholders totaling $145,000, and the issuance of a five-year noncompete agreement between the former shareholders and certain employees of I.H. Molding and the Company. Under the terms of the noncompete agreement, the Company has agreed to make five annual payments to the former I.H. Molding shareholders and employees of $111,000 per year with the first installment paid at closing. The asset related to the noncompete payments of $555,000 is being amortized using the straight line method over the term of the agreement.

On December 23, 1993, the Company acquired Coast Wire & Plastic Tech, Incorporated (Coast Wire). Coast Wire is primarily engaged in the manufacture and supply of high performance specialty electrical wire and low noise cable for commercial electronic applications. The total purchase price of approximately $690,000 was financed with available cash drawn from Wescon's bank line of credit.

Both acquisitions have been accounted for using the purchase method of accounting, and the results of operations for both companies have been included in the respective year's accompanying consolidated financial statements since the date of acquisition. The cost of both acquisitions has been allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed. No goodwill was recorded as a result of either acquisition.

                Latshaw Enterprises, Inc. and Subsidiaries

3.  Inventories

Inventories consist of the following:

                                             October 28,      October 29,
                                                1995             1994
                                                    (In Thousands)

    Raw materials                            $5,829           $5,659
    Work-in-process and
     finished goods                           2,183            2,110
                                              8,012            7,769
    Adjustment to LIFO cost                      44              (48)
                                             $8,056           $7,721

4.  Notes Payable and Long-Term Debt

Long-term debt consists of the following:

                                             October 28,      October 29,
                                                1995             1994
                                                   (In Thousands)
Variable interest rate convertible
 debentures, interest payable
 semiannually at prime plus 1%, due
 November 8, 2022                            $2,500           $2,500

Mortgage note payable in monthly
 installments of $6,292, including
 interest at 7.5%, due January 2001             327              376
                                              2,827            2,876
Less current portion                             53               49
                                             $2,774           $2,827

The prime rate at October 28, 1995 was 8.75%. The mortgage note payable is collateralized by a real estate mortgage on a building with an approximate carrying value of $564,000 at October 28, 1995. The aggregate principal amounts of long-term debt maturing in the next five fiscal years are as follows: 1996 - $53,000; 1997 - $57,000; 1998 - $61,000; 1999 - $66,000;
and 2000 - $71,000.

                Latshaw Enterprises, Inc. and Subsidiaries

4.  Notes Payable and Long-Term Debt (continued)

On November 6, 1992, the Company issued $2,500,000 of variable interest rate debentures, due November 8, 2022. On or after January 1, 1995, the debentures are redeemable at the option of the Company, in whole or in part, at redemption prices declining from 105% of their principal amount. The debentures are convertible at any time prior to maturity, unless previously redeemed, into the Company's common stock at a conversion price of $5 per share. A portion of the proceeds from the financing was used to retire a $1,250,000 note payable to shareholder.

At October 28, 1995, the Company, through its subsidiary, Wescon, has an unused line of credit for short-term bank borrowings of $2,900,000 remaining of the $6,000,000 available, providing for interest at prime. This line of credit is collateralized by equipment, real estate, marketable equity securities, inventories and accounts receivable. The line of credit agreement limits cash dividends, loans or other cash transfers from Wescon to the Company. At October 28, 1995, restricted net assets of Wescon were approximately $21,691,000. The Company, through its subsidiary, Helton Incorporated, also has outstanding borrowings of $125,000 at October 28, 1995 on a $350,000 bank line of credit, with interest at prime plus 1.25%. The line of credit is collateralized by inventory and accounts receivable of Helton Incorporated. The weighted average interest rate on these line of credit agreements was 9.2% and 7.9% in 1995 and 1994, respectively.

The Company finances certain property, liability, workmen's compensation, and officer and director insurance premiums and has issued notes payable totaling $323,000 and $238,000 during 1995 and 1994, respectively, under which payments are due monthly in the following year. At October 28, 1995 and October 29, 1994, the outstanding balance under these notes payable amounted to $245,000 and $169,000, respectively. The weighted average interest rate on these notes payable was 8.4% and 8.3% in 1995 and 1994, respectively.

Interest payments on notes payable and long-term debt were $493,000, $335,000 and $203,000 in 1995, 1994 and 1993, respectively.

         Latshaw Enterprises, Inc. and Subsidiaries

5.  Employee Compensation and Benefits

The Company and its subsidiaries have two defined benefit pension plans (Retirement Income Plan and Hourly Plan) covering substantially all employees. The benefits are based on years of service.

The Company's funding policy is to contribute each year the net periodic pension cost as determined according to SFAS No. 87, "Employers' Accounting for Pensions." However, the contribution for any year will not be less than the minimum required contribution nor greater than the maximum tax deductible contribution.

A summary of the net periodic pension cost for the defined benefit plans follows:

                                     1995            1994           1993
                                                (In Thousands)

Service cost - benefits earned
 during the period                   $ 126           $ 135          $ 125
Interest cost on projected
 benefit obligation                    434             406            415
Actual return on plan assets          (471)           (413)          (411)
Net amortization and deferral          (97)            (36)           (67)
                                     $  (8)          $  92          $  62

Assumptions used in accounting for the defined benefit plans were as follows:

                                     1995            1994            1993

Weighted average discount rate       8.25%           7.0%            7.0%
Rates of increase in compensation
 levels                              5.0%            5.0%            5.0%
Expected long-term rate of return
 on assets                           9.0%            8.0%            8.0%

The effect of changing the weighted average discount rate and the expected long-term rate of return on assets in 1995 was not material.

The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at October 28, 1995 and October 29, 1994 for the Company's defined benefit pension plans.

                Latshaw Enterprises, Inc. and Subsidiaries

5.  Employee Compensation and Benefits (continued)

Actuarial present value of benefit obligations information is as follows:

                        October 28, 1995                  October 29, 1994
                    Retirement                         Retirement
                      Income       Hourly                Income        Hourly
                       Plan         Plan                  Plan          Plan
                                          (In Thousands)
Vested benefit
 obligation         $ 4,168        $1,180              $ 3,889         $1,008

Accumulated benefit
 obligation         $ 4,256        $1,200              $ 3,960         $1,028
Plan assets at fair
 value              $ 3,757        $1,653              $ 3,677         $1,520
Projected benefit
 obligation           4,736         1,200                4,350          1,028
Projected benefit
 obligation less
 (more) than plan
 assets                (979)          453                 (673)           492
Unrecognized net
 gain                   (27)          (36)                (255)          (115)
Unrecognized
 transition net
 asset, net of
 amortization           (89)         (229)                (102)          (262)
Net pension asset
 (liability)
 recognized in the
 consolidated
 balance sheet      $(1,095)       $  188              $(1,030)       $   115

At October 28, 1995, approximately 40% of the plans' assets were invested in U.S. Government securities and 60% were invested in Separate Pooled Fund Accounts of the plans' trustee.

The Company has an Employee Stock Ownership Trust covering substantially all employees. Company contributions are charged to expense when approved annually by the Board of Directors. In each of the last three years, the Company made a $60,000 contribution to the Employee Stock Ownership Trust which was funded by the issuance of 8,571, 7,059 and 10,909 shares of the Company's treasury stock in 1995, 1994 and 1993, respectively. The $60,000 contribution accrued at October 31, 1992 was funded through the issuance of 16,000 shares of the Company's treasury stock with a market value of $60,000 in 1993.

         Latshaw Enterprises, Inc. and Subsidiaries

5.  Employee Compensation and Benefits (continued)

Additionally, the Company has a defined contribution 401(k) plan which covers substantially all employees. The Company contributes a specified percentage of each participant's annual compensation up to certain limits as defined in the plan. For fiscal years 1995, 1994 and 1993, the Company recorded expense related to the plan of approximately $138,000, $133,000 and $114,000, respectively.

During the year ended October 30, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."
This statement requires that the projected future cost of retiree health and life insurance be recognized as an expense as employees render service instead of when the benefits are paid. The cumulative effect as of November 1, 1992 of adopting SFAS No. 106 decreased net income by $241,000, net of the related tax effect of $124,000 ($0.47 per share - primary and $0.24 per share - fully diluted). The effect of changes in the plan and actuarial assumptions during the year resulted in a net decrease of the postretirement benefit costs of approximately $38,000.

The Company has supplemental retirement agreements with certain former officers. Expenses of $172,000, $124,000 and $128,000 have been recognized in 1995, 1994 and 1993, respectively, related to these agreements.

6.  Income Taxes

Effective November 1, 1992, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of adopting SFAS No. 109 as of November 1, 1992 decreased net income by $440,000 ($0.87 per share - primary and $0.44 per share - fully diluted). The application of the new income tax rules had an immaterial effect on net income during the year ended October 30, 1993.

           Latshaw Enterprises, Inc. and Subsidiaries

6.  Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Significant components of the Company's deferred tax assets and liabilities as of October 28, 1995 and October 29, 1994, are as follows:

                                               1995             1994
                                                   (In Thousands)
Deferred tax assets:
 Capital loss carryforward on
 marketable equity securities                  $1,398           $1,398
 Pension and deferred compensation
 accrual                                          697              675
 Vacation accrual                                 170              166
 Postretirement benefit obligation                104              112
 Workers' compensation accrual                     98               69
 Other - net                                      149              109
 Total deferred tax assets                      2,616            2,529

Deferred tax liabilities:
 Depreciation                                    (379)            (317)
 Tooling amortization                            (249)            (186)
 Prepaid insurance                               (120)            (104)
 Other - net                                      (30)             (33)
Total deferred tax liabilities                   (778)            (640)
                                                1,838            1,889
Valuation allowance for deferred tax
 assets                                        (1,385)          (1,398)
Net deferred tax assets                       $   453          $   491

             Latshaw Enterprises, Inc. and Subsidiaries

6.  Income Taxes (continued)

The income tax provision (benefit) consists of the following:

                                  1995             1994             1993
                                              (In Thousands)
Current:
 Federal                          $650             $661             $249
 State                             130               65                -
 Total current                     780              726              249
Deferred:
 Federal                            22              130              (63)
 State                               3               15              (11)
Total deferred                      25              145              (74)
                                  $805             $871             $175

A reconciliation of the income tax provision to the amounts computed at the federal statutory rate is as follows:

                                  1995            1994             1993
                                             (In Thousands)

Provision at statutory rate       $726            $702             $696
State income taxes, net of
 federal tax benefit                88              53                -
Change in valuation reserve        (13)            238             (561)
Contribution of qualified use
 property                            -             (43)               -
Other                                4             (79)              40
                                  $805            $871             $175

The change in the valuation reserve for the year ended October 29, 1994 is principally attributable to the effect of increased capital loss carryforwards resulting from the sale of marketable equity securities in 1994, net of the $712,000 reduction of cumulative unrealized capital losses on marketable equity securities, on which valuation reserves were previously provided.

           Latshaw Enterprises, Inc. and Subsidiaries

6.  Income Taxes (continued)

The change in the valuation reserve for the year ended October 30, 1993 is principally attributable to the $3,168,000 reduction of cumulative unrealized capital losses on marketable equity securities, on which valuation reserves were previously provided, net of the effect of increased capital loss carryforwards resulting from the sale of marketable equity securities in 1993. The valuation reserve was further reduced by $250,000 due to the effect of the improved profitability of the Company operations in 1993 on the estimated realizability of certain deferred tax assets in the future years.

Income tax payments were $892,000, $725,000 and $406,000 in 1995, 1994 and 1993, respectively. In addition, the Company received income tax refunds of $140,000 and $190,000 in 1994 and 1993, respectively.

7.  Marketable Equity Securities

The following is a summary of available-for-sale marketable equity securities:

                                       October 28,     October 29,
                                         1995              1994
                                             (In Thousands)
         Cost                          $415            $415
         Gross unrealized gains          35              15
         Gross unrealized losses          -              (1)
         Estimated fair value          $450            $429

8.  Stock Options

The Company has a stock benefit plan that provides for the purchase of the Company's stock by key employees at the fair market value of the shares at the date of grant. Shareholders approved the employee stock benefit plan in fiscal 1988, and 60,000 common shares were reserved for stock options. The terms of options are determined at the discretion of the Compensation Committee of the Board of Directors, except that no option shall be fully or partially exercisable less than one year or more than 10 years after the date of grant. Options currently granted become exercisable in increasing amounts on each anniversary date of the grant over the four years following the date of grant.

               Latshaw Enterprises, Inc. and Subsidiaries

8.  Stock Options (continued)

During 1988, options for the purchase of 50,000 shares were granted at an exercise price of $18 per share. During 1990, shareholders approved a stock option exchange plan under which 15,000 of these options were exchanged for the same number of options at an exercise price of $15 per share, the fair market value of the Company's stock on the exchange date. The remaining 35,000 options expired during 1993. On February 3, 1993, options for the purchase of 45,000 shares were granted at an exercise price of $5 per share, the fair market value of the Company's stock on the date of grant. The options to purchase 15,000 shares, issued in connection with the stock option exchange plan discussed above, expired in 1995. There were no stock options granted in 1994 or 1995.

There have been no stock options canceled (except as related to the stock option exchange plan) or exercised since the inception of the plan. At October 28, 1995, of the 45,000 outstanding options, there were 13,500 options exercisable under the stock benefit plan.

9.  Commitments and Contingencies

The Company has entered into noncancelable operating leases for office, manufacturing and warehouse space, automobiles and certain equipment. The remaining commitments for future minimum lease payments under these leases (in thousands) are as follows:

                     1996              $240
                     1997               123
                     1998                61
                     1999                14
                                       $438

Total rent expense for the years ended October 28, 1995, October 29, 1994 and October 30, 1993 was $304,000, $262,000 and $155,000, respectively.

At October 28, 1995, the Company is contingently liable for letters of credit outstanding totaling $1,680,000, which guarantee various trade and insurance activities.

               Latshaw Enterprises, Inc. and Subsidiaries

9.  Commitments and Contingencies (continued)

The Company has been identified as a potentially responsible party by the United States Environmental Protection Agency (EPA) concerning the disposal of hazardous substances at the Doepke-Holliday Super Fund Site (the Site) in Johnson County, Kansas. The EPA informed the Company that it had information indicating that wastes from the Company were disposed at the Site.

On April 1, 1994, the EPA sent a draft consent decree indicating a desire to negotiate a remedial action. The EPA has released an estimate of between $9,000,000 and $11,500,000 for the total clean up and response costs at the Site.

The Company has been asked to participate in the Holliday Remediation Task Force (the Task Force), a group of potentially responsible parties for the Site. The Task Force currently has 40 active members and is negotiating participation by other potentially responsible parties. The parties who join the Task Force must agree to participate at one of five specified levels of contribution based on the Task Force's assessment of liability and to pay a portion of future response and remediation costs based on their specified level of contribution. The Company has agreed to join the Task Force and participate in the third contribution level. The Company estimates the remaining amount of financial contribution, including legal and consulting costs associated with the contingency, that may yet be required at the third highest contribution level at approximately $125,000.

At October 28, 1995 and October 29, 1994, other accrued expenses includes a current liability of $125,000 and $150,000, respectively, relating to this contingency. As a result of this matter, the Company has requested copies of insurance policies that were in effect during the period the contamination allegedly took place. The Company plans to evaluate the coverage that existed during this period and determine whether a claim should be filed with the carrier. The Company's ability to obtain contribution from the insurance carrier is not ascertainable at this time.

It is the opinion of management, based on currently available information, that remaining costs to be incurred through participation in the Task Force are not likely to materially vary from the amount accrued at October 28, 1995.

             Latshaw Enterprises, Inc. and Subsidiaries

10.  Industry Information

The Company is a manufacturer and marketer of mechanical controls, cable devices, wire and screw machine parts, and precision injection molded and vacuum-formed plastic parts for use primarily by original equipment manufacturers. The Company also buys, or manufactures and markets, a limited number of consumer products for resale in the retail market. Sales to one customer accounted for 12% of net sales in 1995, and sales to two customers accounted for 24% and 26% of net sales in 1994 and 1993, respectively.

             Latshaw Enterprises, Inc. and Subsidiaries

                          Five-Year Summary

                       1995         1994        1993         1992        1991
                                (In Thousands, Except Per Share Data)
Summary of operations
Net sales             $41,102     $38,732      $30,941      $26,366    $20,775
Cost of sales          32,146      29,230       23,851       21,615     18,250
Gross profit            8,956       9,502        7,090        4,751      2,525

Selling, general
 and administrative
 expenses               6,474       6,795        5,445        5,301      4,587
Interest expense          523         361          277          227        591
Interest income           (15)        (16)         (19)         (41)       (19)
Loss (gain) on sale
 of marketable equity
 securities                 -         997        2,587         (333)     1,045
Unrealized gain on
 marketable equity
 securities                 -        (712)      (3,168)         (30)    (1,680)
Other - net              (160)         13          (78)         (55)      (145)
Income (loss) before
 income taxes,
 extraordinary item
 and cumulative effects
 of changes in
 accounting principles  2,134       2,064        2,046         (318)   (1,854)

Income tax provision
 (benefit)                805         871          175         (108)     (596)
Income (loss) before
 extraordinary item
 and cumulative
 effects of changes
 in accounting
 principles             1,329       1,193        1,871         (210)   (1,258)

Extraordinary item -
 tax benefit
 from utilization
 of capital loss
 carryforwards             -           -             -          124       216
Income (loss) before
 cumulative effects of
 changes in accounting
 principles            1,329        1,193         1,871         (86)   (1,042)

Cumulative effects
 of adopting
 new methods
 of accounting
 for income taxes
 and postretirement
 benefits                  -            -          (681)          -         -
Net income (loss)    $ 1,329      $ 1,193       $ 1,190      $  (86)  $(1,042)

                       Latshaw Enterprises, Inc. and Subsidiaries

                             Five-Year Summary (continued)


                       1995         1994        1993         1992        1991
                                (In Thousands, Except Per Share Data)
Common stock data
Net income (loss)
 per common and
 common equivalent
 share:
  Primary              $  2.58      $  2.33     $  2.34   $  (.15)   $ (1.80)
  Fully diluted        $  1.45      $  1.29     $  1.30   $  (.15)   $ (1.80)
Book value per share   $ 23.09      $ 20.53     $ 18.18   $ 13.98    $ 14.17

Weighted average
 common and common
 equivalent shares
 outstanding:
  Primary                  516          512         509       586       580
  Fully diluted          1,017        1,015       1,001       586       580

Balance sheet data
Current assets         $16,818      $15,327     $13,011   $10,411   $14,115
Property, plant and
equipment - net          7,075        6,411       5,843     4,680     4,541
Deferred income taxes        -            -           -       339       113
Noncompete agreement       537            -           -         -         -
Other assets               218          226         212       201       179
                       $24,648      $21,964     $19,066   $15,631   $18,948

Current liabilities    $ 7,827      $ 6,900     $ 5,379   $ 4,258   $ 8,760
Long-term debt           2,774        2,827       2,775     1,764       467
Noncompete obligation      333            -           -         -         -
Pensions and deferred
 compensation            1,621        1,571       1,528     1,503     1,528
Postretirement benefit
 obligation                266          288         327         -         -
Deferred income taxes      238          172          76         -         -
Shareholders' equity    11,589       10,206       8,981      8,106    8,193
                       $24,648      $21,964     $19,066    $15,631  $18,948

Working capital        $ 8,991      $ 8,427     $ 7,632    $ 6,153  $ 5,355